Exhibit 10.2

Internap Corporation

2016 senior executive sales Incentive Plan

Establishment of Plan

Internap Corporation (the “Company”) has established the 2016 Senior Executive Sales Incentive Plan (the “2016 ESIP”) to provide for the award of cash bonuses to eligible participants based solely upon the achievement of specified sales goals in the fiscal year ending December 31, 2016. The 2016 ESIP supersedes all prior versions of any applicable sales arrangement, program or other similar bonus plan but does not supersede the Company’s Employment Security Plan or any Employment Security Agreement or any terms thereof.

Purpose of the 2016 ESIP

The purpose of the 2016 ESIP is to:

●	Align participants’ actions with the accomplishment of key corporate and financial objectives;
●	Singularly focus participants on the achievement of bookings and customer churn targets; and
●	Provide incentive compensation opportunities based on success in meeting bookings and customer churn targets.

Effective Date

The 2016 ESIP is effective January 1, 2016 and will expire on December 31, 2016 if not sooner terminated as provided herein.

Administration

The Compensation Committee (the “Committee”) of the Board of Directors administers the 2016 ESIP. The Committee may delegate any functions to the Chief Executive Officer or other designated individuals who may be employees of the Company. Except as limited herein, the Committee has full authority and discretion to interpret the 2016 ESIP and to make all other determinations deemed necessary or advisable for the administration of it. All disputes associated with interpretation of the 2016 ESIP or awards hereunder shall be submitted to the Senior Vice President and General Counsel, whose determination shall be final and binding.

Participation

Eligibility to participate in the 2016 ESIP for Section 16 officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) is at the discretion of the Committee. Eligibility to participate in the 2016 ESIP for any other employee is at the discretion and invitation of the Chief Executive Officer. Employees participating in the 2016 Sales Incentive Plan for Commissionable Sales Professionals (“the 2016 SIP”), the 2016 Short-Term Incentive Plan or any other corporate, operational or sales incentive plan or arrangement, are not eligible to participate in the 2016 ESIP, with the sole exception of the 2016 Senior Vice President Retention Program. Initially, only the Senior Vice President, Global Sales and the Senior Vice President, Marketing & Customer Services are expected to be participants in the 2016 ESIP.

Senior executive sales employees joining the Company after January 1, 2016 may be eligible to participate in the 2016 ESIP in the Committee’s discretion (in the case of Section 16 officers) or the Chief Executive Officer’s discretion (in the case of other employees).

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Key Terms

Awards are based on the achievement of specific Bookings (80%) and Churn (20%) targets approved by the Committee. If either of the threshold monthly Bookings and Churn targets of 50% are not achieved, no payments will be made for that month for that component under the ESIP to any participant.

The target incentive of participants is 50% of their annual base salary; the maximum ESIP payout can equal up to 2 times the target incentive based on the achievement of stretch bookings and churn targets.

Base Salary is defined as actual base salary earned during 2016, which would exclude any bonuses, incentives or other allowances which may have been earned or received during 2016.

Determination and Payment of Awards

The Chief Executive Officer has sole discretion to determine any payment under the ESIP. All payments of awards are subject to applicable laws and regulations and terms and conditions of contracts to which the Company is a party and bound.

Manner and Timing of Awards

Payments will be made monthly and will be paid in accordance with the commission payment schedule stated in the 2016 SIP. If any year-end true ups are due, the Company will make such payments no later than March 15, 2017.

Recoupment of Awards

If the Committee determines that any 2016 ESIP participant has engaged in fraud or intentional misconduct that has caused a restatement of the Company’s financial statements, the Committee will review the award received or to be received by that participant on the basis of the Company’s performance during the periods affected by the restatement. If the award would have been lower if it had been based on the restated results, the Committee may direct the Company to seek recoupment of the award.

Termination of Employment

An award under the 2016 ESIP is earned on the date payment is made to participants who have been continuously employed by the Company through the payment date. Notwithstanding the foregoing, if a participant has been involuntarily terminated without cause by the Company before the payment date of an earlier completed month, the Chief Executive Officer will determine whether it would be appropriate to pay an award to the participant and whether any such award approved shall be paid earlier than the normal payment date contemplated by the 2016 SIP. If the Chief Executive Officers determines to pay an award to a participant in accordance with the preceding sentence, the payment of an award will be conditioned on the former employee/participant executing the Company’s then-standard form of general release.

If a participant has voluntarily resigned or has been terminated for cause prior to the date an award related to an earlier completed month is paid from the 2016 ESIP, if any, the participant shall not be deemed to have earned that award under the 2016 ESIP and shall not receive an award related to such month under the 2016 ESIP.

If a participant dies or becomes disabled before the date an award from the 2016 ESIP is paid, the Committee may, at its discretion, determine whether the participant has earned the award under the 2016 ESIP. If the Committee determines that such participant has earned an award and that the Company will pay an award, the Company will pay any such award not later than March 15, 2017.

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Plan Termination and Amendment

The Committee may amend, modify, terminate or suspend operation of the 2016 ESIP at any time. Notice of any such changes will be communicated to participants. In no event, however, will awards under the 2016 ESIP be either postponed or accelerated in the event that the 2016 ESIP is terminated.

General Provisions

Benefits Not Guaranteed. Neither the establishment of the 2016 ESIP nor participation in the 2016 ESIP shall provide any guarantee or other assurance that an award will be payable under the 2016 ESIP. There is no obligation of uniformity of treatment of employees or participants under the 2016 ESIP.

No Employment Right. Participation in the 2016 ESIP does not constitute a commitment, guarantee or agreement that the Company will continue to employ any individual and this 2016 ESIP shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the 2016 ESIP shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of law principles.

Severability. The provisions of the 2016 ESIP are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the 2016 ESIP to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

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